UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 14, 2011

CORNERSTONE REALTY FUND, LLC
(Exact name of registrant as specified in its charter)

California	000-51868	33-0827161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On September 8, 2011, we became obligated under a purchase and sale agreement (the “Agreement”) in connection with the sale of the Arrow Business Center in Irwindale, California, Normandie Business Center in Torrance, California, Paramount Business Center in Paramount, California, Shoemaker Industrial Park in Santa Fe Springs, California, Interstate Commerce Center in Tempe Arizona, and 500-560 Zenith Drive in Glenview, Illinois (the “Properties”) by Rexford Industrial Find V, L.P. (“Buyer”), a non-related party, for a purchase price of approximately $25.1 million.

During the property inspection period, it was determined that the 500-560 Zenith Drive, Glenview, Illinois property (“Zenith”) requires additional environmental testing. Consequently, the sale of the Arrow Business Center in Irwindale, California, Normandie Business Center in Torrance, California, Paramount Business Center in Paramount, California, Shoemaker Industrial Park in Santa Fe Springs, California, and Interstate Commerce Center in Tempe Arizona closed on December 14, 2011 for a purchase price of approximately $22.9 million. The proceeds from the sale of the properties were used, in part, to repay the full $3.9 million balance of the loan with Farmers & Merchants Bank of Long Beach.

We have agreed, with the buyer, to use all commercially reasonable efforts to agree upon additional terms for the sale of the Zenith property. The outcome of these efforts will depend on the outcome of the additional environmental testing being undertaken at the property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE REALTY FUND, LLC

By:	CORNERSTONE INDUSTRIAL PROPERTIES, LLC
Its Managing Member

By:	CORNERSTONE VENTURES, INC.
Its Manager

By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser, Chief Financial Officer
Dated: December 19, 2011